                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                         OF THE SECURITIES ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Under Rule 14a-12

                             W. P. CAREY & CO. LLC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee Computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined)

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:
----------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

[WPCAREY LOGO]

                                                                  April 30, 2003

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD TUESDAY, JUNE 10, 2003

Dear W. P. Carey & Co. LLC Shareholder:

     The 2003 Annual Meeting of Shareholders of W. P. Carey & Co. LLC will be held at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York on Tuesday, June 10, 2003 at 10:30 a.m. for the following purposes:

     - To elect four Class III directors, each to hold office for a three-year term and until their respective successors are elected and qualified.

     - To transact such other business as may properly come before the meeting.

     Only shareholders who owned stock at the close of business on April 10, 2003 are entitled to vote at the meeting. W. P. Carey & Co. LLC mailed this Proxy Statement, proxy and its Annual Report to shareholders on or about April 30, 2003.

                                          By Order of the Board of Directors

                                          /s/ Susan C. Hyde

                                          SUSAN C. HYDE
                                          Executive Director and Secretary

WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. YOU CAN VOTE YOUR SHARES BY USING THE TELEPHONE OR THROUGH THE INTERNET. INSTRUCTIONS FOR USING THESE SERVICES ARE SET FORTH ON THE ENCLOSED PROXY. YOU MAY ALSO VOTE YOUR SHARES BY MARKING YOUR VOTES ON THE ENCLOSED PROXY, SIGNING AND DATING IT AND MAILING IT IN THE BUSINESS REPLY ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                             W. P. CAREY & CO. LLC
                            ------------------------

                                PROXY STATEMENT

                                 APRIL 30, 2003

                            ------------------------

                              QUESTIONS & ANSWERS

WHO IS SOLICITING MY PROXY?

We, the directors of W. P. Carey & Co. LLC, are sending you this Proxy Statement and enclosed proxy.

WHO IS ENTITLED TO VOTE?

W. P. Carey & Co. LLC's shareholders as of the close of business April 10, 2003 (the "Record Date") are entitled to vote at the Annual Meeting.

HOW DO I VOTE?

You may vote your shares either by attending the Annual Meeting, by telephone, through the Internet, or by completing the enclosed proxy card. To vote by telephone, call the specially designated telephone number set forth on the enclosed proxy card. To vote through the Internet, use the Internet voting site listed on the enclosed proxy card. To vote by proxy, sign and date the enclosed proxy card and return it in the enclosed envelope. If you return your proxy but fail to mark your voting preference, your shares will be voted FOR each of the nominees. We suggest that you return a proxy even if you plan to attend the meeting.

MAY I REVOKE MY PROXY?

Yes, you may revoke your proxy at any time before the meeting by voting in person, notifying W. P. Carey & Co. LLC's Secretary, or submitting a new proxy. The mailing address is 50 Rockefeller Plaza, New York, New York 10020. You should mail your notice of revocation of proxy to that address.

HOW MANY SHARES MAY VOTE?

At the close of business on the Record Date, April 10, 2003, W. P. Carey & Co. LLC had 36,432,017 listed shares outstanding and entitled to vote. Every shareholder is entitled one vote for each share held.

WHAT IS A "QUORUM?"

A "quorum" is the presence, either in person or represented by proxy, of a majority of the shares entitled to vote at the meeting. There must be a quorum for the meeting to be held. A nominee must receive the affirmative vote of a majority of the votes cast at the meeting to be elected to the Board.

HOW WILL VOTING ON SHAREHOLDER PROPOSALS BE CONDUCTED?

We do not know of other matters that are likely to be brought before the meeting. However, in the event that any other matters properly come before the Annual Meeting, your signed proxy gives authority to the persons named in the enclosed proxy to vote your shares on such matters in accordance with their best judgment.

WHO WILL PAY THE COST FOR THIS PROXY SOLICITATION AND HOW MUCH WILL IT COST?

W. P. Carey & Co. LLC will pay the cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting and the enclosed proxy. In addition to the solicitation of proxies by mail, we may utilize some of the officers and employees of our wholly-owned subsidiary, Carey Asset Management Corp. (who will receive no compensation in addition to their regular salaries) to solicit proxies personally and by telephone. Currently, we do not intend to retain a solicitation firm to assist in the solicitation of proxies, but if sufficient proxies are not returned to us, we may retain an outside firm to assist in proxy solicitation for a fee estimated not to exceed $7,500, plus out-of-pocket expenses. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy statement to their principals and to request authority for the execution of proxies, and will reimburse such persons for their expenses in so doing.

WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING DUE?

We must receive any proposal that a shareholder intends to present at W. P. Carey & Co. LLC's 2004 Annual Meeting of Shareholders no later than December 15, 2003 in order to be included in the Proxy Statement and form of proxy relating to that meeting.

References in this Proxy Statement to W. P. Carey & Co. LLC refer to W. P. Carey & Co. LLC and its subsidiaries.

     W. P. CAREY & CO. LLC WILL PROVIDE SHAREHOLDERS, WITHOUT CHARGE, A COPY OF
W. P. CAREY & CO. LLC'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2002, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES ATTACHED THERETO, UPON WRITTEN REQUEST TO MS. SUSAN C. HYDE, DIRECTOR OF INVESTOR RELATIONS, AT W. P. CAREY & CO. LLC, 50 ROCKEFELLER PLAZA, NEW YORK, NEW YORK 10020.

                             ELECTION OF DIRECTORS

     W. P. Carey & Co. LLC has a classified Board of Directors currently consisting of two Class I directors, three Class II directors and four Class III directors, who will serve until the Annual Meetings of Shareholders to be held in 2004, 2005 and 2003, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such Annual Meeting.

     Nominees for election as Class III directors are Wm. Polk Carey, Dr. Lawrence R. Klein, Nathaniel S. Coolidge and Charles C. Townsend, Jr. If elected, the nominees will serve as directors until the Annual Meeting of W. P. Carey & Co. LLC in 2006, and until their successors are elected and qualified. Unless otherwise specified, proxies will be voted for the election of the named nominees. If a nominee is unavailable for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee. No circumstances are presently known that would render the nominees unavailable. Each of the nominees are now members of the Board of Directors.

     Detailed information on each member of the Board of Directors, including each Class III nominee to be elected at the meeting, is provided below.

CLASS III DIRECTOR NOMINEES TO SERVE UNTIL THE YEAR 2006

WM. POLK CAREY
AGE: 72

     Mr. Carey, Chairman of the Board of Directors and Co-Chief Executive Officer of W. P. Carey & Co. LLC, has been active in lease financing since 1959 and a specialist in net leasing of corporate real estate property since 1964. Before founding W. P. Carey & Co., Inc. in 1973, he served as Chairman of the Executive Committee of Hubbard, Westervelt & Mottelay (now Merrill Lynch Hubbard), head of Real Estate and Equipment Financing at Loeb Rhoades & Co. (now Lehman Brothers), head of Real Estate and Private Placements, director of Corporate Finance and Vice Chairman of the Investment Banking Board of duPont Glore Forgan Inc. A graduate of the University of Pennsylvania's Wharton School, Mr. Carey also received his Sc.D. honoris causa from Arizona State University and is a Trustee of The John Hopkins University and of other educational and philanthropic institutions. He serves as Chairman of the Penn Institute for Economic Research (PIER). Mr. Carey also serves as Chairman of the Board and Chief Executive Officer of CIP(R), CPA(R):12, CPA(R):14, CPA(R):15 and W. P. Carey International LLC, and was Chairman of the Board and Chief Executive Officer of CPA(R):10 prior to its merger with CIP(R). Mr. Carey is the brother of Francis J. Carey.

DR. LAWRENCE R. KLEIN
AGE: 82

     Dr. Klein was elected to the Board of Directors of W. P. Carey & Co. LLC in 1998. He is the Benjamin Franklin Professor Emeritus of Economics and Finance at the University of Pennsylvania and its Wharton School, having joined the faculty of the University in 1958. He is a holder of earned degrees from the University of California at Berkeley, the Massachusetts Institute of Technology and Oxford University, and has been awarded the Alfred Nobel Memorial Prize in Economic Sciences, as well as a number of honorary degrees. Founder of Wharton Econometric Forecasting Associates, Inc., Dr. Klein has been counselor to various corporations, governments and government agencies, including WealthEffect.com, the Federal Reserve Board and the President's Council of Economic Advisers. Dr. Klein joined W. P. Carey & Co., Inc. in 1984 as Chairman of the Economic Policy Committee and as a director. He also serves as a Trustee of the W. P. Carey Foundation.

NATHANIEL S. COOLIDGE
AGE: 64

     Mr. Coolidge joined the Board of Directors of W. P. Carey & Co. LLC in 2002 and serves as Chairman of its Audit Committee. He is a former Senior Vice President of John Hancock Mutual Life Insurance Company and retired in 1996 after 23 years of service. From 1986 to 1996, Mr. Coolidge headed the Bond and Corporate Finance Department, which was responsible for managing its entire fixed income investments portfolio. Prior to 1986, Mr. Coolidge served as Second Vice President and Vice President. Mr. Coolidge is a graduate of Harvard University and served as a U.S. naval officer.

CHARLES C. TOWNSEND, JR.
AGE: 75

     Mr. Townsend was elected to the Board of Directors of W. P. Carey & Co. LLC in 1998 and currently serves as Chairman of its Compensation Committee and as a member of its Audit Committee. Mr. Townsend is an Advisory Director of Morgan Stanley & Co., having held such position since 1979. He is also Chairman of the Board of HTI VoiceSolutions Inc., and a director of Cass County Iron Co. Mr. Townsend was a Partner and a Managing Director of Morgan Stanley & Co. from 1963 to 1978 and served as Chairman of Morgan Stanley Realty Corporation from 1977 to 1982. Mr. Townsend holds a B.S.E.E. from Princeton University and an M.B.A. from Harvard University. Mr. Townsend served as a director of CIP(R) and CPA(R):14 until 2000.

CLASS I DIRECTORS CONTINUING TO SERVE UNTIL THE YEAR 2004

GORDON F. DUGAN
AGE: 36

     Mr. DuGan, President and Co-CEO of W. P. Carey & Co. LLC, joined W. P. Carey & Co. as Assistant to the Chairman in 1988 and in 1995 was elevated to Senior Vice President in the Acquisitions Department. From October 1995 until February 1997 he was chief financial officer of a Colorado-based wireless communications equipment manufacturer. Mr. DuGan rejoined W. P. Carey & Co. as Deputy Head of Acquisitions in February 1997, and was elected to Executive Vice President and Managing Director in June 1997, and was elevated to President in 1999. Mr. DuGan serves as Vice Chairman of CIP(R), CPA(R):12, CPA(R):14 and CPA(R):15 and as Trustee of the W. P. Carey Foundation. He also serves on the Boards of the New York Pops and the Hewitt School and is a member of the Young Presidents Organization. Mr. DuGan received his B.S. in Economics from the Wharton School at the University of Pennsylvania.

REGINALD WINSSINGER
AGE: 60

     Mr. Winssinger was elected to the Board of Directors of W. P. Carey & Co. LLC in 1998. Mr. Winssinger is founder and Chairman of National Portfolio, Inc.
(NPI), an Arizona-based firm involved in acquisition, financing, management and construction of commercial, multi-family, industrial and land development real estate projects. He represents the third generation of a respected real estate family in Belgium, which is well known in Europe for its real estate appraisal, construction and management capabilities. He spent ten years at the Winssinger family real estate company in Belgium before coming to the United States in 1979 to expand their investment activity. Over a 20-year period he created and managed a $500 million portfolio of U.S. real estate investment for U.S. and European investors. He later formed Horizon Real Estate Group, Inc., doing business as NAI Horizon in Phoenix, Arizona, a full service real estate firm providing brokerage, property management, construction management and real estate consulting services. That group has now expanded its activity to the Las Vegas market. Mr. Winssinger currently manages multiple companies with real estate investments primarily in Arizona, California and Texas. He also serves as a director of Pierce-Eislen, Inc., and is the Honorary Consul of Belgium to Arizona. He attended the Sorbonne and is an alumnus of the University of California at Berkeley.

CLASS II DIRECTORS CONTINUING TO SERVE UNTIL THE YEAR 2005

FRANCIS J. CAREY
AGE: 77

     Mr. Carey was elected in 2000 as Vice Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors of W. P. Carey & Co. LLC. Mr. Carey served as Chairman, Chief Executive Officer and a director of Carey Diversified LLC from 1997 to 2000. From 1987 to 1997, Mr. Carey held various positions with affiliates of W. P. Carey & Co., Inc., including President of W. P. Carey & Co., Inc., and President and director of CPA(R):10, CIP(R) and CPA(R):12. Mr. Carey also served as director of W. P. Carey & Co., Inc. from its founding in 1973 until 1997. Prior to 1987, he was senior partner in Philadelphia, head of the real estate department nationally and a member of the Executive Committee of Reed Smith LLP, counsel for W. P. Carey & Co. LLC. He served as a member of the Executive Committee and Board of Managers of the Western Savings Bank of Philadelphia from 1972 until its takeover by another bank in 1982, and is a former chairman of the Real Property, Probate and Trust Section of the Pennsylvania Bar Association. He is currently President and director of Livho Corporation, served as a member of the Board of Overseers of the School of Arts and Sciences at the University of Pennsylvania from 1983 to 1990. He has also served as a member of the Board of Trustees and Executive Committee of the Investment Program Association from 1990 to 2000, and as its Chairman from 1998 to 2000, and has served on the Business Advisory Council of the Business Council for the United Nations since 1994. He holds A.B. and J.D. degrees from the University of Pennsylvania and completed executive programs in corporate finance and accounting at Stanford University Graduate School of Business and the Wharton School of the University of Pennsylvania. Mr. Carey is the brother of Wm. Polk Carey.

EBERHARD FABER, IV
AGE: 66

     Mr. Faber was elected to the Board of Directors of W. P. Carey & Co. LLC in 1998 and is currently Chairman of the Board of Kings College. Mr. Faber held various posts with Eberhard Faber Inc., serving as Chairman and CEO from 1973 until 1987, when the company merged into Faber-Castell Corporation. He served as a director of the Federal Reserve Bank of Philadelphia from 1980 to 1986, chairing its Budget and Operations Committee, and was Chairman of the Board of Citizen's Voice Newspaper from 1992 to 2002. Currently, he is a member of the Northeast Pennsylvania Advisory Board of PNC Bank, N.A., where he served as a director from 1994 to 1998, Trustee of the Geisinger Wyoming Valley Hospital and the Eberhard L. Faber Foundation, and a Borough Councilman of Bear Creek Village. In addition to graduating from Princeton University magna cum laude, he was a member of Phi Beta Kappa while serving as Chairman of The Daily Princetonian, and was a Fulbright Scholar and teaching fellow at the University of Caen in France.

GEORGE E. STODDARD
AGE: 86

     Mr. Stoddard was appointed to the Board of Directors of W. P. Carey & Co. LLC in 2000 and serves as Chairman of the Investment Committee. From 1979 to 2000, Mr. Stoddard was Chairman of the Investment Committee of W. P. Carey & Co., Inc. Mr. Stoddard was until 1979 officer-in-charge of the Direct Placement Department of The Equitable Life Assurance Society of the United States ("Equitable"), with responsibility for all activities related to Equitable's portfolio of corporate investments acquired through direct negotiation.

Mr. Stoddard was associated with Equitable for over 30 years. He holds an A.B. degree from Brigham Young University, an M.B.A. from Harvard Business School and an LL.B. from Fordham University Law School. Mr. Stoddard is also a director of CIP(R), CPA(R):12, CPA(R):14 and CPA(R):15, and was a director of CPA(R):10 prior to its merger with CIP(R).

                  EXECUTIVE OFFICERS OF W. P. CAREY & CO. LLC

     W. P. Carey & Co. LLC's executive officers are elected annually by the Board of Directors. Detailed information regarding the executive officer who is not a director is set forth below.

JOHN J. PARK
AGE: 38

     Mr. Park is a Managing Director and Chief Financial Officer of W. P. Carey & Co. LLC. Mr. Park joined W. P. Carey & Co., Inc. as an Investment Analyst in December 1987 and became a Vice President in July 1991. Mr. Park became a First Vice President of W. P. Carey & Co. in April 1993 and a Senior Vice President in October 1995. Mr. Park received a B.S. in Chemistry from Massachusetts Institute of Technology in 1986 and an M.B.A. in Finance from the Stern School of New York University in 1991. Mr. Park is also Managing Director and Chief Financial Officer of CIP(R), CPA(R):12, CPA(R):14 and CPA(R):15.

                         SECURITY OWNERSHIP OF CERTAIN
                  BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of shares as of the April 10, 2003 record date by each of W. P. Carey & Co. LLC's directors, Chief Executive Officer and the executive officers named in the summary compensation table below. The business address of the individuals listed is 50 Rockefeller Plaza, New York, NY 10020. Wm. Polk Carey beneficially owns 35.44% of the shares, Gordon F. DuGan beneficially owns 1.67% of the shares, and Francis J. Carey owns 1.28%, respectively, of W. P. Carey & Co. LLC. No other director or officer beneficially owns more than 1% of the shares of W.
P. Carey & Co LLC. The directors and all executive officers as a group own approximately 39.70% of the shares.

                                                                AMOUNT OF SHARES
NAME                                                          BENEFICIALLY OWNED(1)    PERCENTAGE
----                                                          ---------------------    ----------
Wm. Polk Carey(2)...........................................       12,912,061            35.44%
Gordon F. DuGan(3)..........................................          607,857             1.67%
Francis J. Carey(4).........................................          466,896             1.28%
Eberhard Faber, IV(5)(6)....................................           21,298                *
Lawrence R. Klein(6)........................................            5,806                *
Nathaniel S. Coolidge(6)....................................            5,250                *
Charles C. Townsend, Jr.(6)(9)..............................           15,438                *
Reginald Winssinger(6)......................................           17,623                *
George E. Stoddard(7).......................................           98,710                *
John J. Park(8).............................................          312,968                *
All Directors and Executive Officers as a Group (10
  individuals)..............................................       14,463,907            39.70%

---------------
 *  Less than 1%

(1) Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. Except as noted, and except for any community property interest owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares which they are identified as being the beneficial owners.

(2) Includes 5,542,519 shares held by W. P. Carey & Co., Inc. and 492,811 shares held by W. P. Carey International LLC for which Mr. Carey is deemed to be the beneficial owner. This amount also includes

    160,908 shares which Mr. Carey has the right to acquire through the exercise of stock options within 60 days after April 10, 2003 under the 1997 Listed Share Incentive Plan. This amount also includes 3,060,750 shares which W. P. Carey & Co., Inc. has the right to acquire through the exercise of stock options. See "Certain Transactions."

(3) 84,741 of these shares are held pursuant to a compensation arrangement with
    W. P. Carey & Co. LLC and are subject to the restrictions connected therewith. Includes 74,845 shares which Mr. DuGan has the right to acquire through the exercise of stock options within 60 days after April 10, 2003 under the 1997 Listed Share Incentive Plan.

(4) The amounts shown include 313,500 shares which Mr. Carey has the right to acquire through the exercise of stock options within 60 days after April 10, 2003 under the 1997 Listed Share Incentive Plan.

(5) Includes 4,675 shares held by the Faber Family Trust, of which Mr. Faber is a trustee and a beneficiary. Does not include 1,090 shares held by the Faber Foundation.

(6) The amount shown includes 4,000 shares which each of these directors has the right to acquire pursuant to stock options exercisable within 60 days of April 10, 2003 under the W. P. Carey & Co. LLC Non-Employee Director Plan.

(7) The amounts shown include 25,000 shares which Mr. Stoddard has the right to acquire through the exercise of stock options within 60 days after April 10, 2003 under the 1997 Listed Share Incentive Plan.

(8) The amounts shown include 32,291 shares which Mr. Park has the right to acquire through the exercise of stock options within 60 days after April 10, 2003 under the 1997 Listed Share Incentive Plan. The amounts also include 12,168 shares held by his wife, with respect to which Mr. Park disclaims beneficial ownership.

(9) The amount shown includes 1,800 shares held in trust for the benefit of Mr. Townsend's children and grandchildren, with respect to which Mr. Townsend disclaims beneficial ownership.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     Members of the Board of Directors have been appointed to serve on various committees of the Board of Directors. The Board of Directors has currently established three committees: (i) the Executive Committee; (ii) the Compensation Committee; and (iii) the Audit Committee.

     - EXECUTIVE COMMITTEE. The Executive Committee may authorize the execution of contracts and agreements, including those related to the borrowing of money by W. P. Carey & Co. LLC. The Executive Committee will exercise, during intervals between meetings of the Board of Directors and subject to certain limitations, all of the powers of the full Board of Directors and will monitor and advise the Board of Directors on strategic business planning for W. P. Carey & Co. LLC. There were five Executive Committee meetings held during 2002.

     - COMPENSATION COMMITTEE. The Compensation Committee is responsible for assuring that the officers and key management personnel of W. P. Carey & Co. LLC are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive. The Compensation Committee reviews annually the compensation and allowances for directors as recommended by management, reviews and approves distribution of incentive compensation or bonuses and the design of any new supplemental compensation program and reviews and approves the number of shares, price per share and period of duration for stock grants under any approved share incentive plan. There were two Compensation Committee meetings held during 2002.

     - AUDIT COMMITTEE. The Audit Committee has been established to engage independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of W. P. Carey & Co. LLC's internal accounting controls. There were nine Audit Committee meetings held during 2002.

     - NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. Formed in December 2002, the Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including monitoring implementation of W. P. Carey & Co. LLC's corporate governance policies. In addition, the Committee develops and reviews background information for candidates for the Board of Directors, including those recommended by shareholders, and makes recommendations to the Board regarding such candidates. The Nominating and Corporate Governance Committee met one time during fiscal 2002.

BOARD MEETINGS AND DIRECTORS' ATTENDANCE

     There were four Board meetings held in 2002. No incumbent director attended less than 75% of the total number of Board meetings held in 2002, other than Nathaniel S. Coolidge, who was appointed to the Board in December 2002 after the retirement of Donald E. Nickelson.

                       BOARD COMMITTEE MEMBERSHIP ROSTER

                                                                                     NOMINATING AND
NAME                                        EXECUTIVE    COMPENSATION    AUDIT    CORPORATE GOVERNANCE
----                                        ---------    ------------    -----    --------------------
Wm. Polk Carey............................      X
Francis J. Carey..........................      X*
Gordon F. DuGan...........................      X
Charles C. Townsend, Jr...................                    X*           X
Eberhard Faber, IV........................                    X            X               X*
Nathaniel S. Coolidge.....................                                 X*
Reginald Winssinger.......................                    X                            X
Lawrence R. Klein.........................                                                 X

---------------
* Chairman of Committee

COMPENSATION OF THE BOARD OF DIRECTORS

     W. P. Carey & Co. LLC pays its directors who are not its officers fees for their services as directors. Such directors receive annual compensation of $50,000, and $1,250 in cash for attending each quarterly meeting. The annual compensation is paid with a retainer of $20,000 payable in cash, and $7,500 payable quarterly in the form of restricted shares or options to purchase shares. Messrs. Townsend, Coolidge and Faber each receive an additional $10,000 for serving as the Chairman of the Compensation, Audit and Nominating and Corporate Governance Committees, respectively. Officers or employees of W. P. Carey & Co. LLC or its subsidiaries who are directors are not paid any director fees.

     The Non-Employee Directors' Plan authorizes the issuance of up to 300,000 shares. Each independent director is eligible to receive quarterly an award of options to purchase shares or restricted shares. Awards may be made on each April 1, July 1, October 1 and January 1 (each date, a "Quarterly Award Date") during the term of the Non-Employee Directors' Plan. As part of the compensation described above, each independent director may receive in lieu of restricted shares, on each Quarterly Award Date on which he is a member of the Board of Directors, the number of options to purchase shares or restricted shares having a fair market value on that date that as nearly as possible equals, but does not exceed $7,500.

EXECUTIVE COMPENSATION

     All management functions of W. P. Carey & Co. LLC are provided by its wholly-owned subsidiary, Carey Asset Management Corp. All policy-making functions are carried out by executive officers of Carey Asset Management Corp. who hold the same titles as officers of W. P. Carey & Co. LLC. The following tables set forth the compensation earned by and option information relating to Mr. Wm. Polk Carey, W. P. Carey &

Co. LLC's Chief Executive Officer during 2002 and the four next highest paid executive officers who performed policy-making functions for W. P. Carey & Co. LLC during 2002.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM COMPENSATION
                                                                      ------------------------------
                                         ANNUAL COMPENSATION                              SECURITIES
                                    ------------------------------    RESTRICTED STOCK    UNDERLYING
                                    YEAR     SALARY       BONUS          AWARDS(1)        OPTIONS(#)
                                    ----    --------    ----------    ----------------    ----------
Wm. Polk Carey....................  2002    $250,000    $1,000,000               --             --
  Chairman & Co-CEO (1)             2001     250,000       250,000               --        182,725
                                    2000     125,000            --       $  202,000        150,000
Francis J. Carey..................  2002     212,500       300,000               --             --
  Vice Chairman and Former Chief    2001     250,000       165,000          460,000             --
  Executive Officer                 2000     275,000       172,300          254,700        150,000
Gordon F. DuGan...................  2002     237,500     1,237,500               --             --
  President and Co-CEO(1)           2001     200,000       793,600               --         75,000
                                    2000      87,500       538,500        1,261,676         99,689
George E. Stoddard................  2002     250,000       300,000               --             --
  Chief Investment Officer(1)       2001     250,000       300,000          230,000             --
                                    2000     100,000       125,000        1,012,500         25,000
John J. Park......................  2002     200,000       450,000               --             --
  Managing Director and Chief       2001     200,000       300,000           69,000         37,000
  Financial Officer(1)              2000     100,000       125,000               --         59,873

---------------
(1) Salary and bonus amounts for 2000 have been prorated for the six months after which the Company acquired the advisory operations of Carey Management LLC.

                      OPTIONS GRANTED IN FISCAL YEAR 2002

                                    PERCENT OF                                 POTENTIAL REALIZABLE VALUE
                                   TOTAL OPTIONS                                 AT ASSUMED ANNUAL RATE
                                    GRANTED TO     EXERCISE                    OF SHARE PRICE APPRECIATION
                         OPTIONS   EMPLOYEES IN    PRICE PER    EXPIRATION     ---------------------------
                         GRANTED    FISCAL YEAR      SHARE         DATE             5%            10%
                         -------   -------------   ---------   -------------   ------------   ------------
Wm. Polk Carey(1)......  182,725      20.3%         $23.00     April 1, 2012    $2,643,040     $6,697,982
Francis J. Carey.......      -0-
Gordon F. DuGan(1).....   75,000        8.3          23.00     April 1, 2012     1,084,843      2,749,205
George E. Stoddard.....      -0-
John J. Park(1)........   37,000        4.1          23.00     April 1, 2012       535,189      1,356,275

---------------
(1) The options are exercisable for one-third of the covered shares on each of April 2003, April 2004 and April 2005.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2002
                       AND FISCAL YEAR-END OPTION VALUES

                                                NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                             OPTIONS AT FISCAL YEAR-END          AT FISCAL YEAR-END
                                            ----------------------------    ----------------------------
                                            EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                            -----------    -------------    -----------    -------------
Wm. Polk Carey............................     50,000         282,725       $  324,500      $  968,769
Francis J. Carey..........................    213,500         150,000        1,276,125       1,061,500
Gordon F. DuGan(1)........................                    124,845                          981,605
George E. Stoddard........................     16,666           8,334          141,661          70,839
John J. Park(2)...........................                     56,958                          405,234

---------------
(1) Gordon F. DuGan exercised options to purchase 49,844 shares for a price of $7.69 per share during fiscal year 2002.

(2) John J. Park exercised options to purchase 19,958 shares for a price of $7.69 per share during fiscal year 2002.

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                  WEIGHTED-
                                                              AVERAGE EXERCISE
                                      NUMBER OF SECURITIES        PRICE OF
                                       TO BE ISSUED UPON         OUTSTANDING         NUMBER OF SECURITIES
                                          EXERCISE OF             OPTIONS,          REMAINING AVAILABLE FOR
                                      OUTSTANDING OPTIONS,      WARRANTS AND         FUTURE ISSUANCE UNDER
PLAN CATEGORY                         WARRANTS AND RIGHTS          RIGHTS          EQUITY COMPENSATION PLANS
-------------                         --------------------    -----------------    -------------------------
Equity compensation plans approved
  by security holders...............       1,961,509              $  20.12                3,327,669

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is comprised entirely of non-employee directors and is responsible for acting on behalf of the Board with respect to (i) general compensation and benefit practices of W. P. Carey & Co. LLC, (ii) reviewing and making recommendations to the Board of Directors of salaries and other compensation actions for Wm. Polk Carey, Francis J. Carey, George E. Stoddard, Gordon F. DuGan and John J. Park, and (iii) adopting, administering and approving or recommending the approval by the Board of Directors of awards under annual and long-term incentive compensation plans.

  Compensation Philosophy

     The Compensation Committee is committed to a compensation philosophy that rewards employees on the basis of W. P. Carey & Co. LLC's success in attaining corporate financial objectives as well as on the basis of the employees' success in attaining individual financial and qualitative performance objectives. W. P. Carey & Co. LLC's compensation program is designed to:

     - Attract, motivate, reward and retain highly qualified executives.

     - Align shareholder and employee interests.

     - Reward long-term career contributions to W. P. Carey & Co. LLC.

     - Emphasize the variable portion of total compensation (cash and stock) as an individual's level of responsibility increases.

     - Provide fully competitive compensation opportunities consistent with performance.

     - Encourage teamwork.

     During 2002, the Compensation Committee conducted a review of W. P. Carey & Co. LLC's executive compensation programs, assessing the effectiveness of the programs and relative competitiveness versus identified companies of similar size and business characteristics to W. P. Carey & Co. LLC. This comparable group included companies from both the real estate investment trust and diversified financial marketplace representing the most direct competitors for executive talent.

  Key Elements of Compensation

     The key elements of W. P. Carey & Co. LLC's executive compensation program are base salary, employee benefits, annual bonus and long-term stock incentives. As an executive's level of responsibility increases, a greater portion of total compensation is based on annual and long-term performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual's compensation level from year to year. The mix, level and structure of performance-based incentive elements is intended to reflect industry practices as well as the executive's role and relative impact on the business. The Compensation Committee believes that company performance should be measured on the basis of both quantitative and qualitative assessments. Quantitative measures include performance in areas such as growth in funds from operations (FFO), net operating income growth, operating margins, return on invested capital and market value. Qualitative measures include performance in the areas such as asset quality, asset management, risk management and tenant retention. These quantitative and qualitative measures are not formally weighted for purposes of determining salaries or incentive awards.

     Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and shareholder approval requirements are met. Option and restricted stock grants under the W. P. Carey & Co. LLC 1997 Listed Share Incentive Plan are intended to qualify as "performance-based" compensation not subject to the Section 162(m) deduction limitation.

                                          Submitted by the Compensation
                                          Committee:

                                          Charles C. Townsend, Jr., Chairman
                                          Eberhard Faber, IV
                                          Reginald Winssinger

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors reports as follows with respect to the audit of W. P. Carey & Co. LLC's fiscal 2002 audited financial statements.

     The audit functions of the Committee focus on the adequacy of W. P. Carey & Co. LLC's internal controls and financial reporting procedures, the performance of W. P. Carey & Co. LLC's internal audit functions and the independence and performance of W. P. Carey & Co. LLC's independent auditors. The Committee meets periodically with management to consider the adequacy of internal controls and the objectivity of W. P. Carey & Co. LLC's financial reporting. The Committee discusses these matters with appropriate internal financial personnel as well as independent auditors. The Committee also meets privately with the independent auditors. The Committee held five regularly scheduled quarterly meetings during 2002, and also met four additional times prior to each of W. P. Carey & Co. LLC's four earnings releases.

     Management has responsibility for W. P. Carey & Co. LLC's financial statements and the overall reporting process, including W. P. Carey & Co. LLC's system of internal controls. The independent auditors audit the annual financial statements that are prepared by management, express an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of

America, and discuss with the Committee any issues they believe should be raised with us. The Committee is responsible for the monitoring and oversight of these processes, relying without independent verification on the information provided to us and on the representations made by management and the independent auditors.

     The Committee has reviewed and discussed the audited financial statements with the management of W. P. Carey & Co. LLC. The directors who serve on the Audit Committee are all "independent" as defined in the New York Stock Exchange listing standards. That is, the Board of Directors has determined that none of us has a relationship to W. P. Carey & Co. LLC that may interfere with our independence from W. P. Carey & Co. LLC and its management.

     The Committee has discussed with the independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61. The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and has discussed with the auditors the auditors' independence from W. P. Carey & Co. LLC and, based on review and discussions of the audited financial statements of W. P. Carey & Co. LLC with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2002 be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The Board of Directors has adopted a formal written charter for the Audit Committee.

                                          Submitted by the Audit Committee:

                                          Nathaniel S. Coolidge, Chairman
                                          Eberhard Faber, IV
                                          Charles C. Townsend, Jr.

AUDIT FEES

     The aggregate fees billed to W. P. Carey & Co. LLC by PricewaterhouseCoopers LLP for: professional services rendered for the audit of
W. P. Carey & Co. LLC's fiscal 2002 and 2001 financial statements included in the Annual Reports on Form 10-K, the review of the financial statements included in the Quarterly Reports on Form 10-Q for 2002 and 2001, and other audit services were $243,500 and $201,100, respectively. Other audit services include statutory audits of foreign subsidiaries and SEC registration statement review and the related issuance of comfort letters and consents.

AUDIT RELATED FEES

     The aggregate fees billed to W. P. Carey & Co. LLC by
PricewaterhouseCoopers LLP for audit related services for the year ended December 31, 2002 were $40,000. There were no audit related fees for 2001. Audit related services include accounting consultations in connection with transactions.

TAX SERVICES FEES

     The aggregate fees billed to W. P. Carey & Co. LLC by
PricewaterhouseCoopers LLP for tax compliance and consultation services for the years ended December 31, 2002 and 2001 were $799,500 and $964,000, respectively.

ALL OTHER FEES

     No fees were billed for other services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2002 and 2001, respectively.

     The Audit Committee considered whether the provision of services described above under "All Other Fees" is compatible with maintaining
PricewaterhouseCoopers LLP's independence.

                               PERFORMANCE GRAPH

     The graph below provides an indicator of cumulative shareholder returns for
W. P. Carey & Co. LLC as compared with the S&P 500 Stock Index and the National Association of Real Estate Investment Trusts (NAREIT) Index.
(PERFORMANCE GRAPH)

                                                           WPC                       S&P 500                  NAREIT INDEX
                                                           ---                       -------                  ------------
01/01/98                                                 100.00                      100.00                      100.00
12/31/98                                                 106.71                      128.58                       82.50
12/31/99                                                 100.88                      155.62                       78.69
12/31/00                                                 119.21                      139.84                       99.43
12/31/01                                                 165.63                      122.75                      113.29
12/31/02                                                 189.54                       95.62                      117.61

                              CERTAIN TRANSACTIONS

AMOUNTS PAID TO W. P. CAREY & CO. LLC FROM AFFILIATES

     In connection with the acquisition of the operations of Carey Management LLC in June 2000, the purchase agreement provides for a total of 2,000,000 shares to be issued over four years if certain performance criteria are achieved. During 2003, 400,000 shares were issued in connection with W. P. Carey & Co. LLC meeting the performance criteria for the applicable period ended during 2002. To date, 1,400,000 of the 2,000,000 possible shares have been earned and paid.

     W. P. Carey & Co. LLC earns fees as the Advisor to the four affiliated CPA(R) REITs, Carey Institutional Properties Incorporated, Corporate Property Associates 12 Incorporated, Corporate Property Associates 14 Incorporated and Corporate Property Associates 15 Incorporated (and Corporate Property Associates 10 prior to its merger with Carey Institutional Properties Incorporated). Under the advisory agreements with the CPA(R) REITs, W. P. Carey & Co. LLC performs services related to the day-to-day management of the CPA(R) REITs and transaction-related services. In addition, W. P. Carey & Co. LLC's broker-dealer subsidiary earns fees in connection with the on-going "best efforts" public offering of CPA(R):15. W. P. Carey & Co. LLC earns an asset management fee of 1/2 of 1% per annum of Average Invested Assets, as defined in the Agreements, for each CPA(R) REIT and, based upon certain performance criteria for each CPA(R) REIT, may be entitled to receive a performance fee of 1/2 of 1% of Average Invested Assets. W. P. Carey & Co. LLC is reimbursed for the cost of personnel provided for the administration of the CPA(R) REITs. For the twelve-month period ended December 31, 2002, asset-based fees and reimbursements earned were $37,249,700. For the twelve-month period ended December 31, 2002, W.
P. Carey & Co. LLC earned transaction fees of $47,005,384 in connection with structuring and negotiating real estate acquisitions and mortgage financing for the CPA(R) REITs.

LIVHO, INC. TRANSACTION

     In connection with the consolidation of the nine CPA(R) partnerships, W. P. Carey & Co. LLC obtained a hotel in Livonia, Michigan which was not subject to a lease. W. P. Carey & Co. LLC would be taxed as a corporation if it received more than a small percentage of its income from the operation of a hotel. In order to avoid taxation as a corporation, W. P. Carey & Co. LLC leased the hotel to Livho Inc., a corporation wholly-owned by Francis J. Carey, its chairman, pursuant to a two-year lease. Livho Inc.'s rent for 2002 was $2,520,000. Livho, Inc.'s net loss for 2002 was $502,647. Francis J. Carey, as sole shareholder, did not receive a dividend payment from Livho, as excess cash flow was applied to rental arrearages due to W. P. Carey & Co. LLC. It is not anticipated that Livho will pay any dividends until such rental arrearage, which totaled $672,567 as of December 31, 2002, is paid in full.

OTHER TRANSACTIONS

     As of December 31, 2002, the Company owns a 10% interest in W. P. Carey International LLC ("WPCI"), which structures net lease transactions outside of the United States, the United Kingdom and France. The remaining 90% interest in WPCI is owned by Wm. Polk Carey ("Carey"), Chairman of the Company. On March 19, 2003, the Company's Board of Directors approved a series of transactions which will result in Carey giving up his interest in WPCI. As part of this transaction, WPCI will distribute to Carey his capital contributions to WPCI of 492,881 shares of the Company as well as cash contributions of $1,472,000. In connection with the transaction, the Company will contribute its share of fees derived from the acquisition, management and disposition of properties outside of the United States to WPCI as well as related costs. Two officers of WPCI will be granted restricted minority ownership interests which vest ratably over five years and options in WPCI pursuant to their employment agreements. The Company expects to complete the transfer during the second quarter of 2003, however, the terms of agreement provide for January 1, 2003 as the effective date.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on a review of its records and written representations, W. P. Carey & Co. LLC believes that during 2002, its officers and directors complied with the beneficial ownership reporting requirements of the Securities Exchange Act.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     From our inception, we have engaged the firm of PricewaterhouseCoopers LLP as our independent public accountants. We have selected PricewaterhouseCoopers LLP as auditors for 2003. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement if he or she so desires and to respond to questions.

                                 REVOCABLE PROXY

                              W. P. CAREY & CO. LLC

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 10, 2003

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned shareholder of W. P. Carey & Co. LLC appoints John J. Park and Claude Fernandez, and each of them, with full power of substitution, as proxy to vote all listed shares of the undersigned in W. P. Carey & Co. LLC at the Annual Meeting of Shareholders to be held on June 10, 2003 and at any adjournment thereof, with like effect and as if the undersigned were personally present and voting, upon the matters set forth on the reverse side.


    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)

--------------------------------------------------------------------------------

                            - FOLD AND DETACH HERE -

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL DIRECTORS.

Please Mark Here for Address Change or Comments [ ]
SEE REVERSE SIDE

PROPOSAL ONE: Election of Class III                 FOR all
              Directors for the                   nominees
              Three-Year Term Expiring             listed         WITHHOLD
              in 2006                               below        AUTHORITY
              Nominees:                          (except as       (to vote
                                                  marked to       for all
              01  Wm. Polk Carey                     the          nominees
              02  Dr. Lawrence R. Klein           contrary         listed
              03  Nathaniel S. Coolidge            below)          below)
              04  Charles C. Townsend, Jr.          [ ]              [ ]

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above)

PROPOSAL TWO: Such other matters as may properly come before the meeting at the discretion of the proxy holders.

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility. [ ]

Signature                          Signature                    Date

NOTE: PLEASE SIGN AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

--------------------------------------------------------------------------------

                            - FOLD AND DETACH HERE -

                      VOTE BY INTERNET OR TELEPHONE OR MAIL

                          24 HOURS A DAY, 7 DAYS A WEEK

         INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11PM EASTERN
               TIME THE BUSINESS DAY PRIOR TO ANNUAL MEETING DAY.

    YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

                                    INTERNET

                            HTTP://WWW.EPROXY.COM/WPC

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

                                       OR

                                    TELEPHONE

                                 1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

                                       OR

                                      MAIL

                               Mark, sign and date
                               your proxy card and
                                return it in the
                              enclosed postage-paid
                                    envelope.

               IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                  YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.